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                                   EXHIBIT 11
                            U.S.B. HOLDING CO., INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                   YEAR ENDED DECEMBER 31,
                                                    1995           1994
                                                    ----           ----

Weighted average number of common
  shares outstanding                              2,753,928       2,661,341

Assuming exercise of options reduced
  by the number of shares which could
  have been purchased with the proceeds
  from exercise of such options                     111,871         102,701
                                                  ---------       ---------

Weighted average common and common
  equivalent shares outstanding                   2,865,799        2,764,042*
                                                  =========        =========

Net income per common and common
  equivalent share                                $    3.14        $    2.42*
                                                  =========        =========


* Adjusted for 10% stock dividend issued in 1995.